Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue
New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

May 1, 2014		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6433
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson, Andrew Johnson
212-371-5999

MFA Financial, Inc.

Announces First Quarter 2014 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced financial results for the first quarter ended March 31, 2014.

First Quarter 2014 and other highlights:

•                  Generated first quarter net income available to common shareholders of $72.4 million, or $0.20 per common share (based on 365.8 million weighted average common shares).

•                  Book value per common share increased to $8.20 as of March 31, 2014 from $8.06 as of December 31, 2013 due primarily to Non-Agency MBS price appreciation.

•                  On April 30, 2014, MFA paid its first quarter 2014 dividend of $0.20 per share of common stock to shareholders of record as of March 28, 2014.

In the first quarter, both net income and dividend per common share were $0.20. Net income of $72.4 million includes $3.6 million of gains realized on sales of MBS and a $1.8 million increase in the fair value of the securities underlying “Linked Transactions.” Non-Agency MBS price performance was again a key contributor to increased book value per common share.

William Gorin, MFA’s CEO, said, “In the first quarter, MFA continued to generate consistent and attractive results in an investment environment characterized by very low short-term interest rates. MFA remains positioned for a more flexible monetary policy by the Federal Reserve based on measures of the labor markets, core inflation and other incoming data. Due to our strategy of investment across the residential mortgage asset universe, we were able to increase the yield on MFA’s interest earning assets during the quarter to 4.32% while also reducing estimated effective duration, a measure of MFA’s interest rate sensitivity, to 0.83. Leverage, which reflects the ratio of our financing obligations to equity, remained at 2.9:1.”

Craig Knutson, MFA’s President and COO, added, “Our credit sensitive assets continued to benefit from improved housing fundamentals. Home price appreciation and underlying mortgage loan amortization further decreased the Loan-To-Value Ratio (“LTV”) for many of the mortgages underlying MFA’s Non-Agency portfolio. We estimate that the average LTV of mortgage loans underlying our Non-Agency MBS has declined from approximately 105% as of January 2012 to approximately 82% as of March 31, 2014.  In addition, we estimate that the percentage of current loans underlying our Non-Agency MBS that are underwater (with LTVs greater than 100%), has declined from approximately 52% as of January 2012 to 16% as of March 31, 2014. As a result, we have again reduced our estimate of future losses. In the first quarter,  $35.9 million was transferred from credit reserve to accretable discount. This will be reflected in increased interest income over the remaining life of MFA’s Non-Agency MBS.”

MFA’s Non-Agency MBS had a face amount of $5.742 billion with an amortized cost of $4.258 billion and a net purchase discount of $1.484 billion at March 31, 2014.  This discount consists of a $1.042 billion credit reserve and other-than-temporary impairments and a $441.6 million net accretable discount. We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Non-Agency MBS loss adjusted yield of 7.80% for the first quarter is based on projected defaults equal to 28% of underlying loan balances. On average, these loans are approximately eight years seasoned and approximately 16% are currently 60 or more days delinquent.

The Agency portfolio had an average amortized cost basis of 103.8% of par as of March 31, 2014, and generated a 2.39% yield in the first quarter.  The Non-Agency portfolio had an average amortized cost of 74.2% of par as of March 31, 2014, and generated a loss-adjusted yield of 7.80% in the first quarter.  In addition, as of the end of the first quarter, MFA holds approximately $200 million of the senior-most tranches of 2013/2014 securitizations of re-performing/non-performing loans (“RPL/NPL MBS”).  These assets, which have an amortized cost of 99.7% of par, and generated an average yield of 4.24% in the quarter, are reported as a component of Linked Transactions.

For the three months ended March 31, 2014, MFA’s costs for compensation and benefits and other general and administrative expenses were $10.5 million or an annualized 1.31% of stockholders’ equity as of March 31, 2014. G&A expense for the quarter reflects the personnel and business development expense supporting our residential asset investment strategy.

Prepayments for MFA’s MBS portfolio decreased in the first quarter. The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	First Quarter 2014 Average CPR	Fourth Quarter 2013 Average CPR	Percent Change
MBS Portfolio	11.71%	13.42%	(12.74)%
Agency MBS	11.54%	12.87%	(10.33)%
Non-Agency MBS	11.90%	14.16%	(15.96)%

As of March 31, 2014, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 1.89% and a floating receive rate of 0.16% on notional balances totaling $4.203 billion, with an average maturity of 47 months.

The following table presents, on a non-GAAP basis, MFA’s asset allocation as of March 31, 2014 and the first quarter 2014 yield on average interest earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At March 31, 2014	Agency MBS	Non-Agency MBS (1)	RPL/NPL MBS (1)	MBS Portfolio	Cash (2)	Other, net (3)	Total
($ in Thousands)
Amortized Cost	$6,808,815	$4,318,524	$199,120	$11,326,459	$300,811	$(12,199)	$11,615,071
Market Value	$6,841,033	$5,110,069	$200,634	$12,151,736	$300,811	$(12,199)	$12,440,348
Less Payable for Unsettled Purchases	—	—	—	—	—	—	—
Less Repurchase Agreements	(6,018,689)	(2,206,066)	(155,322)	(8,380,077)	—	—	(8,380,077)
Less Multi-year Collateralized Financing Arrangements	—	(435,888)	—	(435,888)	—	—	(435,888)
Less Securitized Debt	—	(292,526)	—	(292,526)	—	—	(292,526)
Less Senior Notes	—	—	—	—	—	(100,000)	(100,000)
Equity Allocated	$822,344	$2,175,589	$45,312	$3,043,245	$300,811	$(112,199)	$3,231,857
Less Swaps at Market Value	—	—	—	—	—	(27,270)	(27,270)
Net Equity Allocated	$822,344	$2,175,589	$45,312	$3,043,245	$300,811	$(139,469)	$3,204,587

Debt/Net Equity Ratio (4)	7.32	x	1.35	x	3.43	x	2.99	x	—	—	3.01	x

For the Quarter Ended March 31, 2014
Yield on Average Interest Earning Assets (7)	2.39%	7.80%	4.24%	4.50%	0.02%	—	4.33%
Less Average MBS Cost of Funds (5)	(1.21)	(2.97)	(1.80)	(1.80)	—	—	(1.80)
Senior Notes (6)	—	—	—	—	—	(8.03)%	(8.03)
Net Interest Rate Spread (7)	1.18%	4.83%	2.44%	2.70%	0.02%	(8.03)%	2.46%

(1)  Information with respect to Non-Agency MBS and RPL/NPL MBS, related repurchase agreement borrowings and resulting totals is presented on a non-GAAP basis, as it includes $68.6 million of Non-Agency MBS, $196.9 million of RPL/NPL MBS and $206.0 million of repurchase agreements underlying “Linked Transactions.”  The purchase of a Non-Agency or RPL/NPL MBS and contemporaneous repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a Linked Transaction.  The two components of a Linked Transaction (MBS and associated borrowings under a repurchase agreement) are evaluated on a combined basis and are presented net as Linked Transactions on our consolidated balance sheet.

(2) Includes cash, cash equivalents and restricted cash.

(3) Includes securities obtained and pledged as collateral, interest receivable, goodwill, prepaid and other assets, borrowings under repurchase agreements of $432.0 million for which U.S. Treasury securities are pledged as collateral, interest payable, dividends payable, excise tax and interest payable and accrued expenses and other liabilities.

(4) Information presented on a non-GAAP basis. For the Agency, Non-Agency and RPL/NPL MBS portfolios, represents the sum of borrowings under repurchase agreements (including an aggregate $206.0 million of repurchase agreements underlying linked transactions), payable for unsettled purchases, multi-year collateralized financing arrangements of $435.9 million and securitized debt as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity ratio also includes borrowings under repurchase agreements of $432.0 million for which U.S. Treasury securities are pledged as collateral and Senior Notes. On a GAAP basis, which excludes the impact of Linked Transactions, our Debt/Net Equity ratio is 1.33x for Non-Agency MBS, 0.0x for RPL/NPL MBS and 2.94x in total.

(5) Information presented on a non-GAAP basis. Average MBS cost of funds includes interest on repurchase agreements (including $206.0 million of repurchase agreements underlying Linked Transactions), the cost of swaps and securitized debt. Agency cost of funds includes 85 basis points and Non-Agency cost of funds includes 74 basis points associated with Swaps to hedge interest rate sensitivity on these assets. On a GAAP basis, which excludes the impact of Linked Transactions, the average MBS cost of funds for the quarter was (1.80)%.

(6) Includes amortization costs in connection with the issuance in of Senior Notes.

(7) Information presented on a non-GAAP basis. On a GAAP basis, which excludes the impact of Linked Transactions, the yield on average interest earning assets for the quarter is 4.32% and the net interest rate spread for the quarter was 2.44%.

At March 31, 2014, MFA’s $11.951 billion of Agency and Non-Agency MBS, which includes $68.6 million of Non-Agency MBS underlying Linked Transactions, were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR is presented below:

Table 3

	Agency MBS			Non-Agency MBS			Total
($ in thousands) Time to Reset	Fair Value	Avg MTR (1)	Avg CPR (2)	Fair Value	Avg MTR (1)	Avg CPR (2)	Fair Value	Avg MTR (1)	Avg CPR (2)
< 2 years (3)	$2,324,385	8	14.1%	$2,967,167	5	10.7%	$5,291,552	6	12.0%
2-5 years	1,394,257	44	17.7	539,497	33	17.8	1,933,754	41	17.7
> 5 years	706,398	77	10.2	—	—	—	706,398	77	10.2
ARM-MBS Total	$4,425,040	30	14.6%	$3,506,664	9	11.8%	$7,931,704	21	13.2%
15-year fixed (4)	$2,415,993		6.6%	$12,737		21.6%	$2,428,730		6.6%
30-year fixed (4)	—		—	1,584,776		12.1	1,584,776		12.1
40-year fixed (4)	—		—	5,892		3.4	5,892		3.4
Fixed-Rate Total	$2,415,993		6.6%	$1,603,405		12.2%	$4,019,398		8.9%
MBS Total	$6,841,033		11.5%	$5,110,069		11.9%	$11,951,102		11.7%

(1) MTR or Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps. The MTR does not reflect scheduled amortization or prepayments.

(2) Average CPR weighted by positions as of beginning of each month in the quarter.

(3) Includes floating rate MBS that may be collateralized by fixed rate mortgages.

(4) Information presented based on data available at time of loan origination.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, May 1, 2014 at 10:00 a.m. (Eastern Time) to discuss its first quarter 2014 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowing; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by the Company to accrete the market discount on Non-Agency MBS and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS and Non-Agency MBS portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Per Share Amounts)	March 31, 2014	December 31, 2013
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”):
Agency MBS, at fair value ($6,404,803 and $6,142,306 pledged as collateral, respectively)	$6,841,033	$6,519,221
Non-Agency MBS, at fair value ($1,776,353 and $1,778,067 pledged as collateral, respectively)	2,801,336	2,569,766
Non-Agency MBS transferred to consolidated variable interest entities (“VIEs”)	2,243,819	2,282,371
Securities obtained and pledged as collateral, at fair value	435,888	383,743
Cash and cash equivalents	274,672	565,370
Restricted cash	26,139	37,520
Interest receivable	36,680	35,828
Derivative instruments:
MBS linked transactions, net (“Linked Transactions”), at fair value	59,826	28,181
Swaps, at fair value	5,485	13,000
Goodwill	7,189	7,189
Prepaid and other assets	60,922	29,719
Total Assets	$12,792,989	$12,471,908

Liabilities:
Repurchase agreements	$8,606,129	$8,339,297
Securitized debt	292,526	366,205
Obligation to return securities obtained as collateral, at fair value	435,888	383,743
8% Senior Notes due 2042 (“Senior Notes”)	100,000	100,000
Accrued interest payable	11,743	14,726
Swaps, at fair value	32,755	28,217
Dividends and dividend equivalents rights (“DERs”) payable	73,875	73,643
Excise tax and interest payable	6,198	6,398
Accrued expenses and other liabilities	29,288	17,428
Total Liabilities	$9,588,402	$9,329,657

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Common stock, $.01 par value; 886,950 shares authorized; 366,217 and 365,125 shares issued and outstanding, respectively	3,662	3,651
Additional paid-in capital, in excess of par	2,981,287	2,972,369
Accumulated deficit	(572,627)	(571,544)
Accumulated other comprehensive income	792,185	737,695
Total Stockholders’ Equity	$3,204,587	$3,142,251
Total Liabilities and Stockholders’ Equity	$12,792,989	$12,471,908

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Month Ended March 31,
(In Thousands, Except Per Share Amounts)	2014	2013
	(Unaudited)	(Unaudited)
Interest Income:
Agency MBS	$39,329	$42,787
Non-Agency MBS	43,155	41,047
Non-Agency MBS transferred to consolidated VIEs	38,664	38,868
Cash and cash equivalent investments	26	36
Interest Income	$121,174	$122,738

Interest Expense:
Repurchase agreements	$36,729	$34,675
Securitized debt	2,185	3,476
Senior Notes	2,007	2,007
Total Interest Expense	$40,921	$40,158

Net Interest Income	$80,253	$82,580

Other Income, net:
Unrealized net gains and net interest income from Linked Transactions	$3,251	$1,536
Gain on sales of MBS and U.S. Treasury securities, net	3,571	1,633
Other, net	(416)	55
Other Income, net	$6,406	$3,224

Operating and Other Expense:
Compensation and benefits	$6,507	$5,273
Other general and administrative expense	3,964	3,180
Operating and Other Expense	$10,471	$8,453

Net Income	$76,188	$77,351
Less Preferred Stock Dividends	3,750	2,040
Net Income Available to Common Stock and Participating Securities	$72,438	$75,311

Earnings per Common Share - Basic and Diluted	$0.20	$0.21

Dividends Declared per Share of Common Stock	$0.20	$0.72